EXHIBIT 10.23

STARBUCKS CORPORATION
GLOBAL KEY EMPLOYEE PERFORMANCE-BASED STOCK OPTION GRANT AGREEMENT
FOR PURCHASE OF STOCK UNDER THE
2005 LONG-TERM EQUITY INCENTIVE PLAN

STARBUCKS CORPORATION (the “Company”) does hereby grant to the individual named below (the “Optionee”), the number of options to purchase a share (a “Share”) of the Company’s Common Stock (the “Options”) set forth below for the exercise price per share (the “Exercise Price”) set forth below. Such Options shall vest to the extent the vesting conditions set forth in this Agreement are satisfied and terminate according to the term described below in this Global Key Employee Performance-Based Stock Option Grant Agreement (this “Agreement”). All terms of this Agreement shall be subject to the terms and conditions of the 2005 Long-Term Equity Incentive Plan (the “Plan”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definition as in the Plan (or any applicable sub-plan thereto).

Optionee:
Number of Options:
Type of Option Grant:	Non-Qualified Stock Option
Exercise Price:
Date of Grant:
Term of Option:	10 years from Date of Grant
Performance Period:
Vesting Date

ACKNOWLEDGMENT AND CONSENT

1.
Vesting Conditions. Except as provided in Section 2, the number of Options granted under the Award shall vest and become exercisable on the Vesting Date to the extent the Performance Goal set forth on the schedule that is attached hereto as Schedule I is attained as of the Vesting Date and subject to the Optionee’s continued Active Status through the Vesting Date.

2.	Termination of Employment; Change of Control.

2.1
Termination of Employment. Except as provided in Section 2.2 or 2.3 below (or as otherwise determined by the Board), any unvested Options subject to this Agreement shall immediately terminate and be automatically forfeited by the Optionee to the Company upon the termination of the Optionee’s Active Status with the Company or any Subsidiary or affiliate of the Company for any reason (as further described in Section 6(n) below), including without limitation, voluntary termination by the Optionee, or termination by the Company or any Subsidiary or affiliate of the Company because of Misconduct.

2.2
Change of Control. Upon a Change of Control, the vesting of the Options shall accelerate, and the Options shall become fully vested and exercisable to the extent and under the terms and conditions set forth in the Plan if the Performance Goal has been attained or will be attained in connection with the Change of Control; provided, that for purposes of this Section, “Resignation (or Resign) for Good Reason” shall have the following meaning:

“Resignation (or Resign) for Good Reason” shall mean any voluntary termination by written resignation of the Active Status of an Optionee after a Change of Control because of: (1) a material reduction in the Partner’s authority, responsibilities or scope of employment; (2) an assignment of duties to the Partner materially inconsistent with the Partner’s role at the Company (including its Subsidiaries and affiliates) prior to the Change of Control, (3) a material reduction in the Partner’s base salary or total incentive compensation; (4) a material reduction in the Partner’s benefits unless such reduction applies to all Partners of comparable rank; or (5) the relocation of the Partner’s primary work location more than 50 miles from the Partner’s primary work location prior to the Change of Control. Notwithstanding the foregoing, an Optionee shall not be deemed to have Resigned for Good Reason unless the Optionee, within one year after a Change of Control, (i) notifies the Company of the existence of the condition giving rise to a Resignation for Good Reason within 90 days of the initial existence of such condition, (ii) gives the Company at least 30 days following the date on which the Company receives such notice (and prior to termination) in which to remedy the condition, and (iii) if the Company does not remedy such condition within such 30-day period, actually terminates employment within 60 days after the expiration of such 30-day period (and before the Company remedies such condition). If the Company remedies such condition within such 30-day period (or at any time prior to the Optionee’s actual termination), then any Resignation for Good Reason by the Optionee on account of such condition will not be a Resignation for Good Reason.

2.3
Death, Disability and Certain Termination Events. If the Optionee’s Active Status terminates due to death, Disability, voluntary Resignation for Good Reason (in the absence of a Change of Control) or involuntary termination absent Misconduct prior to the last day of the Performance Period, the Optionee shall vest in the Options on the Vesting Date to the extent the Performance Goal is attained as of the Vesting Date. For avoidance of doubt, Retirement by the Optionee shall not accelerate vesting of the Options.

3.	Misconduct. As a condition to receiving and becoming eligible to vest and exercise the Options, the Optionee hereby agrees not to engage in Misconduct.

4.
Clawback. If the Company determines, in its sole discretion, that the Optionee has engaged in Misconduct, the Optionee agrees and covenants that (a) any unexercised portion of the Options shall be immediately forfeited as of the date the Company determines that the Optionee has engaged in Misconduct (the “Determination Date”); (b) if any part of the Options were exercised prior to the Determination Date, upon the Company’s demand, the Optionee shall immediately deliver to the Company (i) the Shares that the Optionee acquired upon exercise of such Options (net of the value of cash paid by Optionee in a cash exercise, if applicable) and (ii) to the extent any such Shares were previously sold by the Optionee, a cash amount equal to the Fair Market Value as of the Determination Date of the Shares contemplated to be returned to the Company under this clause (net of the value of cash paid by Optionee in a cash exercise, if applicable); and (c) the foregoing remedies set forth in this Section 4 shall not be the Company’s exclusive remedies, which shall include, among other remedies, injunctive relief and damages that may be available to the Company. The Company reserves all other rights and remedies available to it at law or in equity.

5.
Responsibility for Taxes. Regardless of any action the Company or, if different, the Optionee’s employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items related to the Optionee’s participation in the Plan and legally applicable to the Optionee (“Tax-Related Items”), the Optionee acknowledges that the ultimate liability for all Tax-Related Items is and remains his or her responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Optionee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including but not limited to, the grant, vesting or exercise of the Options, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Options to reduce or eliminate the Optionee’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if the Optionee is subject to tax in more than one jurisdiction, he or she acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to exercise of the Options or any other relevant taxable or tax withholding event, as applicable, the Optionee must pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Optionee authorizes the Company and/or the Employer, or their respective agents, in their sole discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)	withholding from the Optionee’s wages or other cash compensation paid to the Optionee by the Company and/or the Employer; or

(b)
withholding from proceeds of the sale of Shares acquired upon exercise of the Options, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Optionee’s behalf pursuant to this authorization without further consent), to the extent and in the manner permitted by all applicable securities laws, including making any necessary securities registration or taking any other necessary actions; or

(c)
withholding in whole Shares to be issued at exercise of the Options based on the Fair Market Value of the underlying Shares on the date the withholding obligation arises, in an amount equal to the aggregate withholding obligation as determined by the Company and/or the Employer with respect to such Options.

The Company may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including maximum applicable rates in the Optionee’s country, to the extent permitted under the Plan, in which case the Optionee may receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Optionee is deemed to have been issued the full number of Shares subject to the exercised Options, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Optionee’s participation in the Plan. In the event the Tax-Related Items withholding obligation would result in a fractional number of Shares to be withheld by the Company, such number of Shares to be withheld shall be rounded up to the next nearest number of whole Shares. If, due to rounding of Shares, the value of the number of Shares retained by the Company pursuant to this provision is more than the amount required to be withheld, then the Company may pay such excess amount to the relevant tax authority as additional withholding with respect to the Optionee.
Finally, the Optionee is required to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of his or her participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver Shares or the proceeds of the sale of Shares if the Optionee fails to comply with his or her obligations in connection with the Tax-Related Items. The Optionee shall have no further rights with respect to any Shares that are retained by the Company pursuant to this provision, and under no circumstances will the Company be required to issue any fractional Shares.

6.	Nature of Grant. In accepting the grant of the Options, the Optionee acknowledges, understands and agrees that:

(a)	the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)
the grant of the Options is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of options or other awards, or benefits in lieu of options, even if options have been granted in the past;

(c)	all decisions with respect to future option or other grants, if any, will be at the sole discretion of the Company;

(d)
the Optionee’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service relationship with the Company and shall not interfere with the ability of the Employer to terminate his or her employment or service relationship, if any;

(e)	the Optionee is voluntarily participating in the Plan;

(f)	the Options and the Shares subject to the Options, and the income from and value of same, are not intended to replace any pension rights or compensation;

(g)
the Options and the Shares subject to the Options, and the income from and value of same, are not part of normal or expected compensation or salary for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;

(h)
unless otherwise agreed with the Company, the Options and the Shares subject to the Options, and the income from and value of same, are not granted as consideration for, or in connection with, the service that the Optionee may provide as a director of a Subsidiary or affiliate of the Company;

(i)	the future value of the Shares subject to the Options is unknown, indeterminable, and cannot be predicted with certainty;

(j)	if the underlying Shares do not increase in value, the Options will have no value;

(k)	if the Optionee exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value even below the Exercise Price;

(l)	after termination of the Optionee’s Active Status, the Optionee is no longer eligible to receive any new options under the Plan;

(m)
no claim or entitlement to compensation or damages shall arise from termination of the Options resulting from termination of the Optionee’s Active Status (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Optionee is employed or providing services or the terms of the Optionee’s employment or service contract, if any);

(n)
for purposes of the Options, and notwithstanding anything to the contrary provided in the Plan, the Optionee’s Active Status will be considered terminated as of the date the Optionee is no longer actively providing services to the Company or one of its Subsidiaries or affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Optionee is employed or providing services or the terms of the Optionee’s employment or service contract, if any), and, unless otherwise provided in this Agreement or the Plan, (i) the Optionee’s right to vest in the Options under the Plan, if any will terminate as of such date and will not be extended by any notice period (e.g., the Optionee’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Optionee is employed or providing services or the terms of the Optionee’s employment or service contract, if any), and (ii) the period (if any) during which the Optionee may exercise the Options after termination of the Optionee’s Active Status will commence on such date and will not be extended by any notice period under employment laws in the jurisdiction where the Optionee is employed or providing services or the terms of the Optionee’s employment or service contract, if any; the Committee shall have the exclusive discretion to determine when the Optionee’s Active Status for purposes of the Option grant is terminated (including whether the Optionee may still be considered to be providing services while on a leave of absence);

(o)
unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock; and

(p)	the following provisions apply only if the Optionee is providing services outside the United States:

(1)	the Option and the Shares subject to the Option, and the income from and value of same, are not part of normal or expected compensation or salary for any purpose; and

(2)
neither the Company, the Employer nor any other Subsidiary or affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the Optionee’s local currency and the United States Dollar that may affect the value of the Options or of any amounts due to the Optionee pursuant to the exercise of the Options or the subsequent sale of any Shares acquired upon exercise.

7.
Method of Payment. The permissible methods of payment of consideration for any Shares to be issued upon exercise of an Option shall be (i) a request that the Company or the designated brokerage firm conduct a cashless exercise of the Option and (ii) cash.

8.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Optionee’s participation in the Plan, or the Optionee’s acquisition or sale of the underlying Shares. The Optionee should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

9.	Data Privacy.

(a)
Data Collection and Usage. The Company and any Subsidiary or affiliate of the Company, including the Employer, may collect, process and use certain personal information about the Optionee, including, but not limited to, the Optionee’s name, home address and telephone number, email address, date of birth, social insurance, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in the Optionee’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Optionee’s consent.

(b)
Stock Plan Administration Service Providers. The Company transfers Data to Fidelity Plan Services, LLC and its affiliated companies (collectively, “Fidelity”), an independent service provider based in the United States, which is assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other provider(s) serving in a similar manner. The Optionee may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.

(c)
International Data Transfers. The Company and its service providers are based in the United States. The Optionee’s country or jurisdiction may have different data privacy laws and protections than the United States. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program. The Company’s legal basis, where required, for the transfer of Data is the Optionee’s consent.

(d)
Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage the Optionee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax, securities, exchange control and labor laws.

(e)
Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Optionee is providing the consents herein on a purely voluntary basis. If the Optionee does not consent, or if the Optionee later seeks to revoke his or her consent, the Optionee’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Optionee’s consent is that the Company would not be able to grant Options or other equity awards to the Optionee or administer or maintain such awards.

(f)
Data Subject Rights. The Optionee may have a number of rights under data privacy laws in his or her jurisdiction. Depending on where the Optionee is based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in the Optionee’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Optionee can contact his or her local human resources representative.

By accepting the Options and indicating consent via the Company’s acceptance procedure, the Optionee is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.
Finally, the Optionee understands that the Company may rely on a different legal basis for the processing or transfer of Data in the future and/or request that the Optionee provide another data privacy consent. If applicable and upon request of the Company or the Employer, the Optionee agrees to provide an executed acknowledgment or data privacy consent form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from the Optionee for the purpose of administering the Optionee’s participation in the Plan in compliance with the data privacy laws in the Optionee’s country, either now or in the future. The Optionee understands and agrees that he or she will not be able to participate in the Plan if he or she fails to provide any such acknowledgement, agreement or consent requested by the Company and/or the Employer.

10.
Governing Law/Choice of Venue. The Options and the provisions of this Agreement are governed by, and subject to, the laws of the State of Washington, as provided in the Plan, without regard for its conflict of laws provisions. For purposes of litigating any dispute that arises under this grant or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Washington, agree that such litigation shall be conducted exclusively in the courts of King County, or the federal courts of the United States for the 9th Circuit, and no other courts, where this grant is made and/or to be performed.

11.
Compliance with Law. Notwithstanding any other provision of the Plan or this Agreement, unless there is an available exemption from any registration, qualification or other legal requirement applicable to the Shares, the Company shall not be required to deliver any Shares issuable upon exercise of the Options prior to the completion of any registration or qualification of the Shares under any local, state, federal or foreign securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental regulatory body, or prior to obtaining any approval or other clearance from any local, state, federal or foreign governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. The Optionee understands that the Company is under no obligation to register or qualify the Shares with the SEC or any state or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, the Optionee agrees that the Company shall have unilateral authority to amend the Plan and this Agreement without the Optionee’s consent to the extent necessary to comply with securities or other laws applicable to issuance of shares.

12.
Language. Optionee acknowledges and represents that he or she is proficient in the English language or has consulted with an advisor who is sufficiently proficient in English, as to allow Optionee to understand the terms of this Agreement and any other documents related to the Plan. If the Optionee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

13.
Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Optionee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

14.
Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

15.
Undertakings.  The Optionee hereby agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Optionee or the Option pursuant to the provisions of this Agreement.

16.
Restrictions on Transfer. Notwithstanding anything in the Plan to the contrary, the Options granted pursuant to this Award may not be sold, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose), assigned, hypothecated, transferred, disposed of in exchange for consideration, made subject to attachment or similar proceedings, or otherwise disposed of under any circumstances, except that the Options may be transferred (i) by will or by laws of descent and distribution applicable to a deceased Optionee, (ii) pursuant to a domestic relations order, (iii) to the extent permitted by the Board or Committee, to one or more of the beneficiaries on a Company-approved form who may exercise the Option after the Optionee’s death; and/or (iv) by gift to a Family Member of the Optionee. For purposes of this Section 16, a “Family Member” shall include any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing an Optionee’s household (other than a tenant or an employee), a trust in which these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or an Optionee) control the management of assets, and any other entity in which these persons (or an Optionee) own more than fifty percent (50%) of the voting interests.

17.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Optionee’s participation in the Plan, on the Options and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Optionee to sign any additional agreements or undertakings (as provided in Section 15 above) that may necessary to accomplish the foregoing.

18.
Waiver. If the Optionee breaches or otherwise does not comply with any provision of this Agreement, but the Company does not act upon this breach or non-compliance and continues to comply with its obligations under this Agreement, this shall not mean that the Company waives any other provision of this Agreement or will otherwise permit any further breach of or non-compliance with any provision of this Agreement.

Finally, the Company hereby strongly recommends that the Optionee seek the advice of a personal tax and/or legal advisor to obtain specific information concerning the tax and other legal consequences associated with the Options.

* * *

By the Optionee’s signature and the Company’s signature below, the Optionee and the Company agree that this grant is governed by this Agreement and the Plan.

EXECUTED as of the Date of Grant.

STARBUCKS CORPORATION
By_________________________

Its_________________________

OPTIONEE
Signature___________________